                           GENERAL AGENCY CONTRACT

                  GLOBE LIFE AND ACCIDENT INSURANCE COMPANY

                                 ("Company")

                               HEREBY APPOINTS

             INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                                   ("IRA")

                                      OF

                              FORT WORTH, TEXAS

as its General Agent, to procure applications for life insurance policies issued by the Company in those jurisdictions in which it and the Company are properly licensed.

     IRA shall exercise its own judgment as to the persons to be solicited for insurance, the time and places of such solicitations, and nothing in this contract shall be construed to create the legal relationship either of employer and employee or of partnership between IRA and the Company.

     THE APPOINTMENT is made on the following terms and conditions:

    1. AUTHORITY. IRA is hereby authorized itself and through agents to solicit applications for life insurance on behalf of the Company according to the premium rates classification of risks, and practices of the Company, now existing or as altered or amended by the Company from time to time, and to appoint agents to carry out the purposes of this contract and to fix their compensation. IRA agrees to remit promptly to the Company any money due it and to indemnify the Company for any loss resulting from the misuse or loss of any funds or conditional receipts by IRA, its officers, employees or representatives.

     IRA is not authorized to accept risks of any kind, make, alter or discharge contracts for insurance, waive forfeitures, extend time for paying a premium, or in way obligate the Company except as set forth in the preceding paragraph. IRA shall deliver no policy, the applicant for which to the knowledge of IRA's agent is not in good health, unless a first premium equal to or greater than one month's premium or a copy of an authentic and duly filed military allotment in accordance with the Company's published rates as been received by the Company with the application, the conditional receipt detached if appropriate and the policy issued as applied for.

     IRA shall promptly notify the Company of every agent's appointment made by it and shall notify the Company immediately of the termination of any such appointments. IRA shall be responsible for the compensation of such agents and for their fidelity and honesty, and shall be liable to the Company for all monies received by said agents on behalf of the Company and for any indebtedness due to the Company by them.

     IRA hereby warrants, represents, and agrees that solicitation for insurance policies to be issued by the Company shall be undertaken only by persons holding necessary licenses from the insurance supervisory authority having jurisdiction over the, location where such solicitation occurs, and that all such solicitation shall be conducted in accordance with all laws, rules, regulations, or directives governing such solicitation. Without limiting the generality of the foregoing, this provision is intended to require IRA to be responsible for insuring that all agents are properly licensed in any state where solicitation is being conducted on behalf of the Company, and that such agents comply with all applicable rules, regulations, and directives promulgated by the Department of Defense, by any branch of the military service, or by the commanding officer of any military facility where solicitation is carried out.

     2. INDEMNIFICATION. IRA shall indemnify and hold harmless the Company and each of its directors, officers, agents, servants, employees, successors, assigns, and other affiliated corporations, jointly and severally, from any and all claims, demands, actions, causes of action, suits, costs, damages, expenses, compensation, and liability of every kind, character, and description, either direct or consequential, at law or in equity, related to, arising from, or growing out of any act of IRA, its officers, agents, servants, or employees, provided however, that the Company shall have acted in good faith and with reasonable diligence in relation to any matter giving rise to a claim for indemnity by IRA under this provision, and provided further, that in no event shall the Company be entitled to indemnity under this provision for any claim, demand, action, cause of action, suit, cost, damage, expense, compensation, or liability resulting from the malfeasance or misfeasance of the Company.

     3. PROPERTY. All undelivered policies, rate books, applications and other forms, and all other books and papers connected with the business of the Company are and shall remain the property of the Company.

     4. PRINTED MATTER. The Company will furnish to IRA all blanks, circulars and other printed matter requisite to the business of IRA for the Company. No advertising, sales presentations or other marketing materials of any nature relating to the business of the Company and not supplied by the Company shall be used by IRA unless the Company has given written approval. The Company shall approve or disapprove such materials and presentations prepared by IRA within thirty days of receipt by the Company. Failure of the Company to approve or disapprove such materials and presentations within the thirty day period shall be deemed approval thereof until such time as the Company shall notify IRA to the contrary. All such materials shall be mailed to the Company by registered or certified mail and shall be directed to the attention of the Company officer specified in writing to IRA from time to time by the Company.

     5. COMMISSIONS ON "IRA POLICY SERIES." IRA shall be paid the following commissions on the "IRA Policy Series" (identified in Attachment I) on premiums paid to the Company for policies issued under this contract.

        IRA shall be paid a first year commission of 150% on the "IRA Policy Series" on first year premiums paid to the Company for policies issued under this contract.

        IRA shall be paid a renewal commission of 17.5% on the "IRA Policy Series" for the second through the tenth policy years' renewal premiums paid to the Company for policies issued under this contract.

        IRA shall be paid a service fee of 10% on the "IRA Policy Series" for the eleventh and subsequent policy years' renewal premiums paid to the Company on policies issued under this contract.

     IRA shall be paid a Sales Development Allowance each IRA Fiscal Year, which begins on October 16st and ends on September 30th each year, in accordance with the Attachment II.

     All commissions, renewal commissions, service fees, and other remuneration payable to IRA under this contract shall be fully vested and upon termination of this contract the first year and renewal commissions and service fees otherwise payable to IRA shall be continued until no IRA business with the Company is left in force.

     The rate of commission for all benefit riders, issued as a part of a life insurance policy shall be determined by the rate of commission applicable to the basic policy, except that no commissions shall be payable on premium deposits or preliminary term premiums. Commissions shall be payable on any other type of extra premium whatsoever unless otherwise mutually agreed upon by the parties hereto.

     The Company agrees to pay all commissions and/or compensation in any form earned by IRA and its agents, both before and after the termination of this contract, to IRA, and to no other parties, unless otherwise directed in writing to do so by the Chief Executive Officer of IRA or as required by formal order or request from a governmental authority.

     Rates of commission for plans not included in the "IRA Policy Series", term conversions prior to the third anniversary of the term coverage being converted, or other policy changes shall be determined in each case by the Company

      6. PRIVACY. The Company agrees that it will not, during or after the term of this contract, furnish any information to any third party concerning sales promotional materials, sales presentations, merchandising methods, trade secrets, copyrighted materials, programming, remuneration, client lists of client information of IRA, except as may be authorized by IRA; provided, however, that the Company may furnish any such information to any duly authorized party as may be required by any applicable law or regulation, upon evidence of a formal order or formal request for same having been duly received by the Company.

     The Company agrees that it will make no disclosures concerning its relationship with IRA or its agents, the volume, persistency, quality, or type of policies written by IRA for the Company, or any other information concerning the methods of operation of IRA except as may be determined by the Company to be required by any applicable law or regulation consistent with its obligations to stockholders and regulatory authorities.

     The Company agrees that it will not mail advertising data regarding contests, sales meetings, new products promotion, salesmen standings, or copies of its sales bulletin to any agent of IRA without prior approval of IRA.

     IRA agrees that it will not, during or after the term of this contract, furnish any information to any third party concerning commission schedules or other information concerning the operation of the Company other than that authorized by the Company in writing.

     7. ADJUSTMENTS. The Company agrees that it shall not, prior to six months' written notice, except by mutual agreement of the parties, which agreement shall not be unreasonably withheld, and except as a result of war or threatened war, with respect to military risks: (a) Lower an existing commission rate or alter an existing premium rate or (b) Impose more restrictive underwriting rules on military personnel than those in effect at the date of the agreement. The Company reserves the right to discontinue writing any plan or benefit rider which is currently for sale or which hereafter is offered for sale, after first giving six months' written notice to IRA, or earlier if by mutual agreement of the parties, which agreement shall not be unreasonably withheld.

     If a new policy is written and there is on the same life other insurance coverage with the Company or any of the Company's affiliates which (a) terminated within one year prior to a new application or (b) terminates within one year after a new policy is issued, the commissions on the new policy shall be adjusted according to the rules of the Company then in force.

     Should the Company cancel or terminate a policy for any cause deemed sufficient by the Company and tender return of the premium or premiums thereon, IRA shall refund and pay to the Company on demand any commissions received on the premiums so tendered.

     8. ACCOUNTS. IRA agrees to examine any statement of its account received from the Company and to notify the Company at once of any difference between such statement and its own records.

     The Company may at any time charge any debt or obligation due or to become due the Company by IRA or any agent appointed by it under this Agreement or otherwise, against any commissions, remuneration, or reimbursement due to IRA, and the Company shall have a first lien thereon until the debt or obligation is fully paid.

     9. ASSIGNMENT OR MODIFICATION. No assignment of commissions earned or to accrue under this contract or of interest herein shall be valid unless acknowledged in writing by the Company. The rights of an assignee under an assignment shall be subject to all the terms and provisions of this contract. The contract supersedes any previous contract of the same or similar tenor, and no waiver or alteration of the printed terms herein shall be valid unless in writing and signed by an executive officer of the Company.

     10. APPLICABLE LAWS. This agreement is entered into under the laws of the state of Texas and is to be construed in accordance with such laws. It is understood that this appointment is subject to the laws or rulings of the Insurance Department of any State, Province or Country that may have jurisdiction, and that any modification of this agreement made necessary by such law or ruling shall not be construed as a breach of contract.

     11. TERMINATION. Unless otherwise mutually agreed upon by both parties, this contract may be terminated by either the Company or IRA effective six months after the mailing of written notice of such termination . Termination shall be effective immediately upon the mailing of written notice if terminated by the Company because IRA has wrongfully withheld any funds, policies, receipts, or other documents or property belonging to the Company.

     12. REVISION. IRA understands that Company may structure one or more arrangements with affiliated or non-affiliated third parties to fund all or part of the commissions or loans due IRA hereunder, in order to reduce the surplus drain resulting from business written pursuant hereto. IRA agrees to provide reasonable cooperation to the Company to accomplish such purpose and, if necessary, to revise this contract to provide for such third party to pay commissions, provided, however, in no event will IRA be called upon to alter the commission or allowance rates provided for in this Contract.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement in duplicate this 7th day of February, 1997, to be effective as of the 1st day of February, 1997, which is the beginning of the first contract year.


INDEPENDENT RESEARCH AGENCY           GLOBE LIFE AND ACCIDENT
FOR LIFE INSURANCE,                   INSURANCE COMPANY

By  /s/ James [ILLEGIBLE]           By   /s/ J. B. Hudson
   ------------------------------         ------------------------------

Title   President                      Title  Chairman and CEO
      ---------------------------            ---------------------------


ATTEST

By   /s/ [ILLEGIBLE]                   By /s/ Gary L. [ILLEGIBLE]
    ------------------------------        ------------------------------

Title   Secretary                     Title  Senior Vice President
      ----------------------------          ----------------------------

                                 ATTACHMENT I

The "IRA POLICY SERIES" consists of plans of insurance issued on the policy forms listed below:

Plan (1)                                     Policy Form
--------                                     -----------
Whole Life                                   MIL

Decreasing Term Without Cash Values          MLDT

Decreasing Term With Cash Values             MLDTCV

(1) The "IRA POLICY SERIES" includes all state variations of the policy forms, and all Riders and Supplemental Benefits issued in conjunction with the plans shown.

                                ATTACHMENT II

     IRA shall be paid a Sales Development Allowance (Bonus) based on first year premium issued and paid for during each IRA Fiscal Year, which begins on October 1st and ends on September 30th of each year (Bonus Period) in accordance with the following formula:

     c = Current Bonus Period
     p = Prior Bonus Period
     R = Bonus percentage taken from the following table:

                                         Minimum Amount of
                               Annualized Premiums Issued And Paid For
          R                           Globe Life and Affiliates
          -                           -------------------------
          2%                                  $500,000
          3%                                 1,000,000
          4%                                 1,500,000

     Ac = Net (excluding policies whereby paid-to-date equals issue date)
          Annualized Premium Issued

     Bc = Adjustment for first year terminations for policies included in Ac, unless termination resulted from death

          Calculate the unpaid first year premium (modal) for policies with a paid-to-date in months prior to the last month of c

     Ap = Net (excluding policies whereby paid-to-date equals issue date)
          Annualized Premium Issued

     Bp = Adjustment for first year terminations for policies included in Ap, unless termination resulted from death

          If paid-to-date is less than first policy anniversary date, calculate unpaid first year premium (modal)

     Bonus for Current Bonus Period

            (Ac-Bc)   x    R
                      +
            (Ap-Bp)   x    R(1)
                      -
            (Ac-Bc)   x    R(2)

     (1) Calculation of allowance for Prior Bonus Period at end of Current Bonus Period

     (2) Calculation of allowance for Prior Bonus Period at end of Prior Bonus Period

The Bonus will be paid within 45 days after the end of the Bonus Period.

                          COMMISSION LOAN AGREEMENT

     This COMMISSION LOAN AGREEMENT is made and entered into as of the 1st day of February, 1997 between Globe Life And Accident Insurance Company (the "Company") and Independent Research Agency for Life Insurance, Inc. ("IRA").

     1. The Company hereby agrees to loan IRA amounts equal to a portion of the First Year Commissions payable on policies solicited by agents of IRA which are issued by the Company, said loans to be on the following basis:

     Upon receipt by the Company of the first policy premium for the premium payment mode selected, be such mode monthly, quarterly, or semi-annually, the Company shall remit to IRA the total first year commission payable on such policy. Said remittance shall consist of the commission earned by IRA on the premium received, plus a loan on the balance of first year commission payable on such policy.

     2. In the event the Company does not receive the total first year premium for a policy upon which commissions have been so loaned, other than as a result of the death of the insured, the portion of said loan unpaid to the Company by receipt of such premium shall be repayable to the Company by IRA. The Company shall make written demand for repayment of any such unpaid loan.

     3. IRA hereby agrees that any monies due to the Company under this Commission Loan Agreement shall constitute a bona fide loan which shall be a debt which will survive the life of this agreement and the General Agency Contract between Company and IRA, provided such debt is not repaid at the time such contract terminates. Company shall have the right to offset any amounts due it hereunder against any sums next coming due IRA under the General Agency Contract.

                                   GLOBE LIFE AND ACCIDENT INSURANCE
                                   COMPANY


                                   By /s/ J.B. Hudson
                                     -------------------------------------

                                   Title   Chairman and CEO
                                        ----------------------------------

                                   INDEPENDENT RESEARCH AGENCY FOR LIFE
                                   INSURANCE, INC.


                                   By /s/ James [ILLEGIBLE]
                                     -------------------------------------

                                   Title   President
                                        ----------------------------------